Exhibit 99.1

Pulse Biosciences Presents Positive Outcomes in Late-Breaking Updated Data from nPulse™ Cardiac Catheter System at Heart Rhythm 2026

Multicenter results show sustained high durability and procedural efficiency, redefining positive expectations for catheter ablation in patients with atrial fibrillation

HAYWARD, California, April 25, 2026 [Business Wire] – Pulse Biosciences, Inc. (Nasdaq: PLSE), developer of novel nPulse™ technology using proprietary Nanosecond Pulsed Field Ablation™ (nanosecond PFA or nsPFA™) energy, today announced late-breaking positive clinical data from its nPulse Cardiac Catheter System first-in-human feasibility study at the Heart Rhythm 2026 meeting.

The late-breaking presentation included incremental participant follow up data. Building upon the previously reported data set presented at the AF Symposium meeting in February of 2026, the expanded 6-month follow-up participant cohort increased to 95 subjects from 75 and the expanded 12-month follow-up participant cohort increased to 53 subjects from 47.

Key study findings on the 5 second ablation cohort include:

●	Sustained 100% procedural success of evaluable patients by holter at 6 months (95/95)

●	Sustained 96% procedural success of evaluable patients by holter at one year (51/53)

●	Sustained 90% Kaplan-Meier estimate of freedom from AF/AFL/AT at one year

●	Consistently efficient procedural performance, including:

o	Left atrial dwell time: 18.6 ± 13.0 minutes

o	Total procedure time: 60.2 ± 27.7 minutes

o	Fluoroscopy time: 9.4 ± 5.9 minutes

o	Average applications per-patient for PVI: 12.3 ± 2.6

●	Safety profile across total cohort: maintained low serious adverse event rate, with 1.7% (3/177) of subjects experiencing a SAE related to the primary safety endpoint

“These 12-month results are genuinely impressive,” said principal investigator Vivek Reddy, MD, Director of Cardiac Arrhythmia Services at the Mount Sinai Fuster Heart Hospital, NY. “The durability of pulmonary vein isolation combined with the procedural efficiency we’re seeing is not something we typically expect together at this stage of development. The consistency across patients and sites is particularly striking.”

The results from the study demonstrate durable pulmonary vein isolation and consistent procedural performance using a non-thermal nsPFA energy approach across multiple investigator sites was sustained with increased subject follow up. The data was presented by Dr. Vivek Reddy during a late-breaking clinical session on April 25, and included incremental follow-up results from the first-in-human feasibility study in patients with atrial fibrillation.

“Our Cardiac Catheter continues to demonstrate durable pulmonary vein isolation with highly consistent long-term outcomes and an efficient procedural workflow,” said David Kenigsberg, MD, FACC, FHRS, Chief Medical Officer of Pulse Biosciences. “The procedural efficiency we are seeing across 12 months of follow-up well exceeds my expectations, and reinforces the potential of nsPFA technology to meaningfully advance the field of atrial fibrillation ablation.”

The ongoing feasibility study is assessing the initial safety and efficacy of the nPulse Cardiac Catheter System for the treatment of AF (NCT06696170). To date, a total of 177 patients have been treated by 7 investigators in Europe, including the Na Homolce Hospital in Prague led by Dr. Vivek Reddy and Prof. Petr Neuzil, Jessa Hospital in Hasselt led by Dr. Johan Vijgen, and Tor Vergata Hospital in Rome, led by Dr. Andrea Natale. The initial cohort of treated patients has been evaluated by remapping at ~3 months and for rhythm control completed at 6 and 12 months post ablation procedure.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as potential to improve the quality of life for patients. The Company’s proprietary nPulse™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its nPulse technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers.

Pulse Biosciences, nPulse, Vybrance, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements concerning early clinical successes and whether they are predictive of the safety and effectiveness of any medical device such as the nPulse Cardiac Catheter System, Pulse Biosciences’ expectations, whether stated or implied, about whether the Company’s nsPFA technology will become either a disruptive treatment option or a superior option for treating atrial fibrillation or any other medical condition, statements relating to the effectiveness of the Company’s nsPFA technology and nPulse System to non-thermally clear cells while sparing adjacent non-cellular tissue, statements concerning the Company’s expected product development efforts, such as advancement of its nPulse Cardiac Catheter to treat paroxysmal atrial fibrillation, statements concerning whether any clinical study will show that the Company’s novel nsPFA mechanism of action and catheter design will deliver fast and precise ablations in cardiac tissue and streamline workflow, statements concerning market opportunities, customer adoption and future use of the nPulse System to address a range of conditions such as atrial fibrillation, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Media:

ICR Healthcare

Maggie Turano, Account Director

PulsebioPR@icrhealthcare.com

Investors:

Pulse Biosciences, Inc.

Jon Skinner, CFO

IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com